EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2009 (August 28, 2009 as to Note 26) relating to the combined financial statements of Wendy’s/Arby’s Restaurants, LLC and subsidiaries (which report on the combined financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting For Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, Accounting for Income Taxes) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 28, 2009